WESTSIDE ENERGY CORPORATION
                            2005 DIRECTOR STOCK PLAN
                                  (THE "PLAN")

         1. Purpose. The purpose of this Plan is to advance the interests of Westside Energy Corporation ("Westside") by providing non-employee members of the Board of Directors of Westside (the "Board") with incentives to work hard for the success of Westside.

         2. Administration. The Plan shall be administered by the Board. The Board is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any shares of Westside's common stock, par value $.01 per share (the "Common Stock"), granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Board shall be binding and conclusive on all grantees and on their legal representatives and beneficiaries. The Board is authorized to establish forms of agreement between Westside and each Non-Employee Director to evidence awards under the Plan, and to require execution of such agreements as a condition to a Non-Employee Director's receipt of an award.

         3. Stock Subject to the Plan. Subject to adjustment as provided in
Section 6, the maximum number of shares that may be issued under the Plan is 500,000 shares of Common Stock as such shares shall exist on the date of the adoption of the Plan, which shares of Common Stock may, in the discretion of the Board, be either authorized but unissued shares or shares previously issued and reacquired by Westside.

         4. Eligibility. Each member of the Board who is not an employee of Westside or any of its affiliates shall be eligible to receive shares of Common Stock under the Plan (each, a "Non-Employee Director").

         5. Award of Common Stock.

         (a) Initial Grant. Subject to adjustment pursuant to Section 6, each Non-Employee Director shall, as of the date of the meeting in which such Non-Employee Director is first elected to the Board of Directors, automatically be granted an award of 12,666 shares of Common Stock. Of these shares, 4,222 shall be unrestricted, and a stock certificate representing them (with appropriate legends) shall be delivered to the related Non-Employee Director as soon as possible after his or her election. The remaining 8,444 shares shall be restricted (referred to herein as "Restricted Shares") upon the terms set forth in Section 5(c) below.

         (b) Annual Grants. Subject to adjustment pursuant to Section 6, each Non-Employee Director shall annually and automatically, on each anniversary of the date of the meeting in which such Non-Employee Director is first elected to the Board of Directors, be granted an award of 2,650 shares of Common Stock. Of these shares, 884 shall be unrestricted, and a stock certificate representing them (with appropriate legends) shall be delivered to the related Non-Employee Director as soon as possible after each such anniversary. The remaining 1,766 shares shall be Restricted Shares upon the terms set forth in Section 5(c) below.



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         (c)      Restricted Shares. The following provisions shall govern
                  Restricted Shares:

         (i) During the period during which the restrictions provided for herein remain in effect (the "Restriction Period"), the related Non-Employee Director shall not be permitted to sell, transfer, pledge or assign shares of Restricted Shares awarded under the Plan. The designation of a beneficiary pursuant to
                  Section 8 will not be considered a disposition or encumbrance for this purpose.

         (ii) Except as otherwise provided for herein, each Non-Employee Director shall have, with respect to the shares of Restricted Shares, all of the rights of a stockholder of Westside, including the right to vote the shares and the right to receive any cash dividends.

         (iii) The restrictions provided for herein with respect to one-half of the Restricted Shares comprising an initial grant or an annual grant shall lapse one year after the date of the related grant (i.e. the end of a one-year "Restriction Period"), provided that such Non-Employee Director is still a director of Westside on such first anniversary date. The restrictions provided for herein with respect to the remaining one-half of the Restricted Shares comprising an initial grant or an annual grant shall lapse two years after the related grant (i.e. the end of a two-year "Restriction Period"), provided that such Non-Employee Director is still a director of Westside on such second anniversary date.

         (iv) If any Non-Employee Director holding shares of the Restricted Shares shall cease to serve as a director of Westside for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by such Non-Employee Director.

         (v) In addition to the stock certificate representing the unrestricted shares, each Non-Employee Director receiving an initial award or an annual grant shall be issued two stock certificates, each representing one-half of the Restricted Shares comprising the related grant. Each such certificate shall be registered in the name of the Non-Employee Director awarded the Restricted Shares and shall bear an appropriate legends referring to (among other things) the terms, conditions, and restrictions applicable to such award, substantially in the following form:

                  "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Westside Energy Corporation 2005 Director Stock Plan."

         (vi) The stock certificates evidencing such shares shall be held in custody by Westside until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Shares award, the related Non-Employee Director shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award. Certificates for shares of unrestricted Stock shall be delivered to the grantee promptly after, and only after, the period of forfeiture shall have expired without forfeiture in respect of such shares of Restricted Shares.

         (vii) In the event of special hardship circumstances of any Non-Employee Director holding the Restricted Shares, including death, disability or retirement, or in the event of an unforeseeable emergency of a Non-Employee Director still serving on the Board, the Board may, in its sole discretion, when it finds that a waiver would be in the best interest of Westside, waive in whole or in part any or all remaining restrictions with respect to such Non-Employee Director's shares of Restricted Shares.

         (viii) Notwithstanding the foregoing, all restrictions with respect to any Non-Employee Director's shares of Restricted Shares shall lapse, on the date determined by the Board, prior to, but in no event more than sixty (60) days prior to, the occurrence of any of the following events: (i) dissolution or liquidation of Westside, other than in conjunction with a bankruptcy of Westside or any similar occurrence, (ii) any merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where Westside will not be the surviving entity or (iii) the transfer of substantially all of the assets of Westside or 75% or more of the outstanding Stock of Westside.

         (d) Deferral. Notwithstanding anything else contained herein, receipt of all or any portion of the awards hereunder may be deferred, voluntarily or mandatorily, for such period of time and under such terms and conditions as the Board may determine.

         6. Adjustment in Event of Changes in Capitalization. In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of Westside, subsequent to the date of the adoption of the Plan, the Board shall make such equitable adjustments, designed to protect dilution or enlargement of rights, as it may deem appropriate, in the number and kind of shares authorized by the Plan and in the limitations set forth in Sections 3 and 5.

         7. Term of Plan. No shares of Common Stock shall be awarded pursuant to the Plan more than 10 years after the date of the adoption of the Plan.

         8. Beneficiary Designation. A Non-Employee Director may designate a beneficiary to whom shares or cash in settlement of outstanding awards under the Plan may be delivered or paid on the death of the director, provided that such designation will only be given effect if the designation is expressly authorized as a non-testamentary transfer under applicable laws of descent and distribution as determined by the Board. Beneficiary designations will be subject to such forms, requirements, and procedures as the Board may establish.

         9. Choice of Law. THE PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

         10. Termination or Adjustment of Plan. The Board may at any time terminate the Plan, and may from time to time alter or amend the Plan or any part thereof, provided that no alternation or amendment may be made without the approval of stockholders if such approval is required by applicable law or stock exchange rule.

         11. No Right of Association. The grant of an award under this Plan does not give any Non-Employee Director any right to remain a director of Westside.

         12. Withholding Taxes. Westside has the right, in its sole discretion, to deduct or withhold at any time shares or cash subject to or otherwise deliverable or payable in connection with an award (including cash payable as dividends or dividend equivalents) as may in the determination of the Board be necessary to satisfy any required withholding or similar taxes with respect to such awards. Withheld shares may be retained by Westside or sold on behalf of the related Non-Employee Director.

         13. Plan not a Trust. Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Westside and any Non-Employee Director, the executor, administrator or other personal representative, or designated beneficiary of such Non-Employee Director, or any other persons. If and to the extent that any Non-Employee Director or such Non-Employee Director's executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from Westside pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of Westside.

         14. Notices. Each Non-Employee Director shall be responsible for furnishing the Board with the current and proper address for the mailing of notices and delivery of Common Stock pursuant to the Plan. Any notices required or permitted to be given shall be deemed given if addressed to the person to be notified at such address given to the Board by such person and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Non-Employee Director furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification if such notice is not required under the terms of the Plan or any applicable law.

         15. Severability of Provisions. If any provisions of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

         16. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

         17. Enforcement of Rights. In the event Westside or a Non-Employee Director is required to bring any action to enforce the terms of the Plan, the prevailing party shall be reimbursed by the non-prevailing party for all costs and fees, including actual attorney fees, for bringing and pursuing such action.

         18. Date of Adoption. The date of the adoption of the Plan was March 30, 2005.